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                                                          33-82028; 33-82028-1
                                                          --------------------
                                                               SEC FILE NUMBER


                                                                344125; 344125
                                                                --------------
                                                                  CUSIP NUMBER



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

[x] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-SAR
            For Period Ended: December 29, 1996

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended: N/A


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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I-Registrant Information
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       Full Name of Registrant:
                 Foamex-JPS Automotive  L.P. and Foamex-JPS Capital Corporation

       Former Name if Applicable:
                  N/A

       Address of Principal Executive Office (Street and Number):
                  1000 Columbia Avenue

             City, State and Zip Code
                   Linwood, PA 19061
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Part II-Rules 12b-25 (b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)



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     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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Part III-Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     In December 1996, the sale of JPS Automotive L.P., a subsidiary of Foamex International Inc., was consummated. As a result of this sale, the registrants were required to restate for discontinued operations the financial statements, footnotes and other disclosures required in the Form 10-K for all periods presented. The Form 10-K for the fiscal year ended December 29, 1996 could not be filed within the prescribed time period without unreasonable effort or expense due to the amount of time required to prepare these financial statements and disclosures in this Form 10-K.

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Part IV-Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

R. Allen Baker                            610                    859-3129
---------------------------------    -----------------       ------------------
(Name)                                 (Area Code)           (Telephone Number)

    (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [x] Yes  [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [ ] Yes  [x] No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                           Foamex-JPS Automotive L.P.
                  ---------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: 3/28/97                               By: /s/ Robert Nelson
                                                ----------------------------
                                                Name:  Robert Nelson
                                                Title: Vice President

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                         Foamex-JPS Capital Corporation
                  ---------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: 3/28/97                               By: /s/ Robert Nelson
                                                -----------------------------
                                                Name:  Robert Nelson
                                                Title: Vice President